Exhibit 10.2

EXECUTION VERSION

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”), effective as of January 3, 2014 (the “Effective Date”), is made by and between Novartis International Pharmaceutical Ltd., a limited company organized and existing under the laws of Bermuda (“Novartis”), and Cell Therapeutics, Inc., a corporation organized and existing under the laws of the State of Washington (“Cell Therapeutics”). Novartis and Cell Therapeutics are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Novartis, Cell Therapeutics, and Cell Therapeutics Europe S.r.l. are parties to the License and Co-Development Agreement, dated September 15, 2006, as amended by an Amendment to License and Co-Development Agreement effective as of May 22, 2007, a Second Amendment to License and Co-Development Agreement effective as of August 1, 2007, a Third Amendment to the License and Co-Development Agreement effective as of November 19, 2007 and a Fourth Amendment to License and Co-Development Agreement effective as of January 12, 2009 (the “Original Agreement”);

WHEREAS, Cell Therapeutics Europe S.r.l. was merged into Cell Therapeutics and as a result no longer exists as an entity;

WHEREAS, Novartis has not exercised either (i) the Development Rights or (ii) the Pixantrone Option;

WHEREAS, the Parties desire to terminate the Original Agreement as set forth in this Agreement; and

WHEREAS, in consideration for Novartis relinquishing its rights under the Original Agreement and assigning certain rights and intellectual property to Cell Therapeutics, Cell Therapeutics is willing to grant Novartis certain rights and make certain payments to Novartis, all as provided herein.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement, a copy of which is attached hereto as Schedule I. As used herein, the following terms have the meanings set forth below:

“Accounting Firm” has the meaning set forth in Section 3.4.3.

“Agreement” has the meaning set forth in the preamble.

“Annual Net Sales” shall mean, with respect to Opaxio or Pixantrone, the Net Sales of Opaxio or Pixantrone during a Calendar Year.

“Assigned Trademarks” has the meaning set forth in Section 2.4.2.

“Auditor” has the meaning set forth in Section 3.6.2.

“Calendar Year” shall mean each calendar year starting on January 1st and ending on December 31st.

“Cell Therapeutics” has the meaning set forth in the preamble.

“Cell Therapeutics Entities” shall mean (i) Cell Therapeutics, its Affiliates, and their respective licensees and sublicensees, and (ii) Transferees, Affiliates of such Transferees, and their respective licensees and sublicensees. Each of the foregoing is referred to as a “Cell Therapeutics Entity”.

“Dispute Notice” has the meaning set forth in Section 3.4.2.

“Effective Date” has the meaning set forth in the preamble.

“Existing Third Party License Agreement” means the PG-TXL License Agreement.

“Final Allocation” has the meaning set forth in Section 3.4.3.

“Indemnified Party” has the meaning set forth in Section 8.3.1.

“Indemnifying Party” has the meaning set forth in Section 8.3.1.

“Milestone Notice” has the meaning set forth in Section 3.3.3.

“Net Sales” shall mean the gross amount invoiced for the supply or sale of Opaxio or Pixantrone by Cell Therapeutics Entities to Third Parties, less the following amounts to the extent deducted from or on such invoice or absorbed or accrued or reserved by Cell Therapeutics Entities in accordance with U.S. GAAP: (i) customary quantity, trade and/or cash discounts (including coupons and/or indigent patient programs or discounts), chargebacks, defects, rejections, recalls, field destroys, returns (including anticipated returns), allowances, wholesaler inventory management fees, rebates (including any and all federal, state, or local government, regulatory or agency rebates) and price adjustments allowed or given; (ii) tariffs, sales and other excise taxes (including value added taxes) and duties directly related to the sale, to the extent such items are included in the gross invoice price, (iv) deduction of actual distribution and warehouse related expenses, not to exceed **, (v) amounts repaid or credited or uncollectible amounts on previously sold products, and (vi) any other specifically identifiable amounts included in gross amounts invoiced for Pixantrone or Opaxio products, to the extent such amounts are customary exclusions from net sales calculations in the pharmaceutical industry for reasons substantially equivalent to those listed above.

With respect to the calculation of Net Sales:

(i) Net Sales include only the value charged or invoiced on the first arm’s-length sale to an Other Party and sales between or among Cell Therapeutics Entities shall be disregarded for purposes of calculating Net Sales;

(ii) If Opaxio or Pixantrone is delivered to the Other Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria of the applicable Cell Therapeutics Entity under its Accounting Standards are met; and

(iii) In the event that a product is sold in a finished dosage form containing Opaxio or Pixantrone in combination with one or more other active ingredients (a “Combination Product”), the Net Sales will be calculated by multiplying the Net Sales of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in the relevant country of the product containing Opaxio or Pixantrone as the sole active ingredient(s) in finished form, and B is the weighted average sale price (by sales volume) in that country of the product(s) containing the other component(s) as the sole active ingredient(s) in finished form. Regarding prices comprised in the weighted average price when sold separately referred to above, if these are available for different dosages from the dosages of Opaxio, Pixantrone and other active ingredient components that are included in the Combination Product, then Cell Therapeutics shall be entitled to make a proportional adjustment to such prices in calculating the royalty-bearing Net Sales of the Combination Product. If the weighted average sale price cannot be determined for the product(s) containing Opaxio or Pixantrone as the sole active ingredient(s) in finished form or other product(s) containing the single component(s), the calculation of Net Sales for Combination Products will be agreed by the Parties based on the relative value contributed by each component (each Party’s agreement not to be unreasonably withheld or delayed).

“Novartis” has the meaning set forth in the preamble.

“Opaxio” means the (i) Compound and (ii) any product which incorporates or comprises the Compound in finished dosage form.

“Opaxio Assets” means all Patent Rights, Know-How, trademarks and other intellectual property owned or Controlled at any time by Cell Therapeutics or its Affiliates relating to Opaxio.

“Original Agreement” has the meaning set forth in the recitals.

“Other Party” means a Third Party not constituting a Cell Therapeutics Entity.

“Party” or “Parties” has the meaning set forth in the preamble.

“Partnering Agreement” has the meaning set forth in Section 3.3.1.

“Pixantrone” means (i) the Pixantrone Compound and (ii) any product which incorporates or comprises the Pixantrone Compound in finished dosage form.

“Pixantrone Assets” means all Patent Rights, Know-How, trademarks and other intellectual property owned or Controlled at any time by Cell Therapeutics or its Affiliates relating to Pixantrone.

“Proposed Allocation” has he meaning set forth in Section 3.4.1.

“Quarterly Report” means a written report or reports showing each of: (a) the Net Sales and quantity of each of Opaxio and Pixantrone sold in each country in the Territory during the reporting period by applicable Cell Therapeutics Entities, including (i) each Cell Therapeutics Entity realizing Net Sales, (ii) gross sales and all deductions taken to calculate Net Sales, and (iii) Net Sales in local currency and the exchange rates used to calculate Net Sales in USD, (b) the royalties, payable in USD, which shall have accrued under Section 3.1.4 with respect to such Net Sales and the basis of calculating those royalties, and (c) a summary of any other payments that have become payable to Novartis under Section 3.1 in such Calendar Quarter.

“Surviving Provisions” has the meaning set forth in Section 2.2.

“Third Party Claim” has the meaning set forth in Section 8.3.1.

“Transaction Notice” has the meaning set forth in Section 3.3.1.

“Transaction Payment” has the meaning set forth in Section 3.3.2.

“Transaction Payment Notice” has the meaning set forth in Section 3.3.2.

“Transfer” means, directly or indirectly, to sell, transfer, assign, convey or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment, conveyance or similar disposition of, any of the Opaxio Assets or the Pixantrone Assets.

“Transferee” means any Third Party to whom any of the Opaxio Assets or Pixantrone Assets are Transferred.

ARTICLE 2

TERMINATION OF TERMINATED AGREEMENTS

AND ASSIGNMENT OF RIGHTS

2.1 Termination of the Original Agreement. Subject to Section 2.2, as of the Effective Date, (a) the Original Agreement is hereby terminated immediately and in its entirety (including, unless otherwise specified in Section 2.2, those provisions stated in the Original Agreement to survive termination), (b) the Original Agreement shall have no further force or effect, and (c) all rights and obligations of Cell Therapeutics and Novartis under the Original Agreement shall cease and terminate immediately. For the avoidance of doubt, the Original Agreement is not being terminated pursuant to Section 13 thereof and, therefore, the provisions of Section 13 and 14 of the Original Agreement are not applicable to the termination of the Original Agreement pursuant to this Agreement.

2.2 Survival of Certain Provisions of the Original Agreement. Notwithstanding the foregoing Section 2.1, (a) the following provisions of the Original Agreement (collectively, the “Surviving Provisions”) shall survive termination pursuant to this Agreement indefinitely: (i) Section 1.1 (Definitions), to the extent such defined terms are used in this Agreement; (ii) Section 10.1 (Ownership of Inventions); (iii) with respect to actions, omissions, events or occurrences prior to the Effective Date, Section 16 (Indemnification; Liability) and (iv) Section 18 (General Provisions), other than Section 18.15 (HSR Filing) and except to the extent that the provisions thereof conflict with the corresponding provisions of this Agreement, in which case the provisions of this Agreement shall control; and (b) with respect to Confidential Information disclosed by a Party or its Affiliates prior to the Effective Date, the provisions of Section 12 (Confidentiality) of the Original Agreement shall survive termination pursuant to this Agreement for a period of ** years following the Effective Date.

2.3 Letter of Authorization. The Parties acknowledge that that certain Letter of Authorization, dated as of September 15, 2006, from Cell Therapeutics to Novartis, is terminated in accordance with its terms as of the Effective Date.

2.4 Assignment of Rights.

2.4.1 Novartis hereby assigns to Cell Therapeutics all of its rights under Sections 14.01(b), (c) and (d) and 14.02 of the PG-TXL License Agreement.

2.4.2 Simultaneously herewith, as of the Effective Date, Novartis is assigning certain trademarks (the “Assigned Trademarks”) to Cell Therapeutics pursuant to the Trademark Assignment in the form of Exhibit A.

2.4.3 All costs or expenses associated with the assignments under this Section 2.4 shall be borne by Cell Therapeutics, including any and all fees and costs associated with the preparation of local assignment deeds, powers of attorney, legalization, notarization, apostille and translation services, as necessary, for Novartis to facilitate the global recordation of the assignments.

2.4.4 NOVARTIS MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ASSIGNED TRADEMARKS, INCLUDING WITH RESPECT TO THE VALIDITY, SUBSISTENCE OR ENFORCEABILITY THEREOF.

2.5 Return of Materials. Promptly after the Effective Date Novartis shall return all Confidential Information in its possession, including but not limited to electronic copies of trademark files and original trademark certificates, or, at the option of Novartis, shall use commercially reasonable efforts to destroy all documents containing any Confidential Information and certify to Cell Therapeutics as to having taken such efforts. Notwithstanding the foregoing, Novartis may retain one (1) copy of the Confidential Information in its files solely to allow it to monitor its continued obligations hereunder.

ARTICLE 3

PAYMENTS

3.1 Payments by Cell Therapeutics. In consideration of the termination of Novartis’ licenses, options and other rights under the Original Agreement, Cell Therapeutics shall pay to Novartis the amounts set forth in this Section 3.1.

3.1.1 Opaxio Payments. Cell Therapeutics shall pay to Novartis ** of any and all payments (including the fair market value of any non-monetary consideration) received from time to time by Cell Therapeutics or its Affiliates in consideration for or in connection with any Transfer, license, sublicense or other grant of rights (including rights to research, Develop, Commercialize or manufacture Opaxio) with respect to any of the Opaxio Assets by any Cell Therapeutics Entity to any Third Party (including any up-front payments, option payments, milestone payments, royalties, the portion of any equity purchase payments in excess of the fair market value of such equity (without attributing any value to the Opaxio Assets for purposes of determining such fair market value), the portion of any service fees in excess of fair market value and any other such compensation); provided, that the amounts payable under this Section 3.1.1 shall not exceed ** in the aggregate. Notwithstanding the foregoing, to the extent any such payments to Cell Therapeutics or its Affiliates from a Third Party represent reimbursement without premium or other mark-up for bona fide out-of-pocket research and development expenses with respect to Opaxio actually incurred by Cell Therapeutics or its Affiliates after entry into such Transfer, license, sublicense or other grant of rights, Novartis shall not be entitled to a portion of any such payments under this Section 3.1.1.

3.1.2 Pixantrone Payments. Cell Therapeutics shall pay to Novartis ** of any and all payments (including the fair market value of any non-monetary consideration) received from time to time by Cell Therapeutics or its Affiliates in consideration for or in connection with any Transfer, license, sublicense or other grant of rights (including rights to research, Develop, Commercialize or manufacture Pixantrone) with respect to any of the Pixantrone Assets by any Cell Therapeutics Entity to any Third Party (including any up-front payments, option payments, milestone payments, royalties, the portion of any equity purchase payments in excess of the fair market value of such equity (without attributing any value to the Pixantrone Assets for purposes of determining such fair market value), the portion of any service fees in excess of fair market value and any other such compensation); provided, that the amounts payable under this Section 3.1.2 shall not exceed ** in the aggregate. Notwithstanding the foregoing, to the extent any such payments to Cell Therapeutics or its Affiliates from a Third Party represent reimbursement without premium or other mark-up for bona fide out-of-pocket research and development expenses with respect to Pixantrone actually incurred by Cell Therapeutics or its Affiliates after entry into such Transfer, license, sublicense or other grant of rights, Novartis shall not be entitled to a portion of any such payments under this Section 3.1.2.

3.1.3 Milestones. Cell Therapeutics shall pay to Novartis the following milestone payments upon the achievement of the milestone events set forth below:

Milestone Event:	If Achieved for Pixantrone:	If Achieved for Opaxio:
**	**	**
**	**	**

The amounts payable pursuant to this Section 3.1.3 shall be cumulative, each such amount to be payable one time upon achievement of the milestone event applicable to such payment. Total potential payments under this Section are $16,600,000.

3.1.4 Royalties. Royalties will be payable on Annual Net Sales of Opaxio and Pixantrone on a product-by–product and country-by-country basis from the First Commercial Sale of the applicable product in such country following the Effective Date of this Agreement until the later of (a) the expiration of the last to expire Valid Claim of the Patent Rights owned or Controlled by Cell Therapeutics or its Affiliates as of the Effective Date claiming the composition of matter of the applicable product or the use of the applicable product, or (b) ** from the First Commercial Sale of the applicable product in such country (“Royalty Term”). During the applicable Royalty Term, Cell Therapeutics shall pay to Novartis the following royalties on Annual Net Sales of Opaxio and Pixantrone, as provided below:

Aggregate Annual Net Sales of Opaxio Worldwide in any Calendar Year:	Royalty Rate:
**	**
**	10%

Aggregate Annual Net Sales of Pixantrone Worldwide in any Calendar Year:	Royalty Rate:
**	**
**	10%

3.1.5 Reduction in Royalty Rate. Subject to Section 3.1.7, with respect to Opaxio or Pixantrone in any country, in the event of a Loss of Market Exclusivity with respect to Opaxio or Pixantrone, as applicable, during the Royalty Term in such country, the royalty rates applicable in accordance with Section 3.1.4 to Net Sales of Opaxio or Pixantrone, as applicable, in such country, shall be reduced by ** for so long as such Loss of Market Exclusivity persists in such country. For purposes hereof:

“Loss of Market Exclusivity” with respect to Opaxio or Pixantrone in any country shall be deemed to have occurred only if: (i) one or more Generic Equivalent(s) of such product are being marketed by a Third Party (other than any Cell Therapeutics Entity) in such country; and (ii) Net Sales of such product in that country during any Calendar Quarter following introduction of the Generic Equivalent(s) have fallen by ** in that country from the average quarterly Net Sales of such product in such country over the last ** Calendar Quarters ending prior to the introduction of such Generic Equivalent(s) and such decline in sales is attributable to the marketing or sale in such country of a Generic Equivalent of such product by a Third Party (other than any Cell Therapeutics Entity).

“Generic Equivalent” means, with respect to Opaxio or Pixantrone in a given country, any true generic product (i.e., a non-proprietary product) with the same active ingredient(s) and administration route as such product.

3.1.6 Third Party Obligations with Respect to Opaxio. To the extent Cell Therapeutics is required to pay royalties on net sales of Opaxio pursuant to the Existing Third Party License Agreement, ** of the amount of such royalties actually paid in any Calendar Year may be credited against the royalties payable hereunder in such Calendar Year, provided, that, with respect to Aggregate Annual Net Sales of Opaxio in excess of **, in no event shall the effective royalty rate applicable to such Aggregate Annual Net Sales be reduced by more than ** as a result of all such credits in such Calendar Year. By way of illustration of the foregoing, assuming the Aggregate Annual Net Sales of Opaxio were ** and the effective royalty rate paid under the Existing Third Party License Agreement in the applicable Calendar Year were **, the royalty that may be credited against the applicable portion of the royalty payable to Novartis would be ** (i.e., ** of **), but reduced to ** by operation of the limitation set forth in the preceding sentence; accordingly, the royalty payment to Novartis would be computed as follows: ** multiplied by ** plus ** multiplied by ** (i.e., ** minus the **), for a total royalty payment due to Novartis of **.

3.1.7 Royalty Floor. Notwithstanding any other provision of this Agreement, including Sections 3.1.5 and 3.1.6, in no event shall the royalty rate applicable to any Net Sales of Opaxio be reduced below ** and in no event shall the royalty rate applicable to any Net Sales of Pixantrone be reduced below **.

3.2 Transfers; Licenses. Notwithstanding anything to the contrary in this Agreement, Cell Therapeutics shall not, and shall cause the other Cell Therapeutics Entities not to, Transfer, license, sublicense or otherwise grant rights (including rights to research, Develop, Commercialize or manufacture Opaxio or Pixantrone, as applicable) with respect to any of the Opaxio Assets or Pixantrone Assets to any other Person unless such Person has agreed in writing to be bound by the terms and conditions of this Agreement applicable to Cell Therapeutics Entities. Cell Therapeutics shall be responsible for the failure of any such Cell Therapeutics Entities to comply with this Agreement.

3.3 Notices and Payments.

3.3.1 Transaction Notice. In the event that Cell Therapeutics or another Cell Therapeutics Entity enters into any contract, agreement or other arrangement with respect to any transaction described in Section 3.1.1 or 3.1.2 (a “Partnering Agreement”), Cell Therapeutics shall provide Novartis with written notice of such transaction (each, a “Transaction Notice”), which notice shall include (i) a true and complete copy of such Partnering Agreement, except that such copy may be redacted to delete such Confidential Information as Cell Therapeutics shall reasonably determine to be unnecessary to enable Novartis to review for purposes of compliance with this Agreement, but which copy shall otherwise be true and complete, and (ii) if applicable, the allocation and certification required pursuant to Section 3.4.1. The Transaction Notice shall be delivered to Novartis (i) within ** days after entering into the applicable Partnering Agreement if Cell Therapeutics or an Affiliate thereof is a party to such Partnering Agreement or (ii) within ** days after entering into the applicable Partnering Agreement if Cell Therapeutics or an Affiliate thereof is not a party such Partnering Agreement. Notwithstanding the foregoing, if a redacted form of any Partnering Agreement is provided as contemplated above, at the request of Novartis, an unredacted copy of such Partnering Agreement shall promptly be provided by Cell Therapeutics to outside counsel or an independent accounting firm designated by Novartis and which is bound by confidentiality obligations at least equivalent to those provided herein in order to confirm compliance with this Agreement and such counsel or firm shall be entitled to disclose solely those portions of the redacted copy to Novartis that it reasonably determines are relevant to determining compliance with this Agreement.

3.3.2 Transaction Payment Notice. Upon receipt by Cell Therapeutics or an Affiliate thereof of any payment or other consideration described in Section 3.1.1 or 3.1.2 (each, a “Transaction Payment”), Cell Therapeutics shall provide Novartis with written notice of such Transaction Payment, including the amount thereof and the type of payment (e.g., up-front, milestone, royalty, etc.) (each, a “Transaction Payment Notice”) within ** days after such receipt, and shall make all payments due to Novartis pursuant to Section 3.1.1 or 3.1.2 in connection with such Transaction Payment within ** days after such receipt.

3.3.3 Milestone Notice. Within ** days after the achievement of any milestone set forth in Section 3.1.3, Cell Therapeutics shall provide Novartis with written notice of such milestone achievement (each, a “Milestone Notice”), together with payment of the corresponding milestone payment.

3.3.4 Royalty Notice. Within ** days after the end of each Calendar Quarter, Cell Therapeutics shall provide Novartis with a Quarterly Report, together with payment of the royalties due pursuant to Section 3.1.4 with respect to such Calendar Quarter, provided such report and payment may be extended by ** days with respect to information being supplied by a Cell Therapeutics Entity other than Cell Therapeutics or one of its Affiliates.

3.4 Payment Allocation.

3.4.1 Notice and Proposed Allocation. If a Transfer, license, sublicense or other grant of rights (including rights to research, Develop, Commercialize or manufacture Opaxio or Pixantrone) by any Cell Therapeutics Entity to any Third Party includes (i) both

Opaxio Assets and Pixantrone Assets or (ii) Opaxio Assets and/or Pixantrone Assets and any other assets not constituting Opaxio Assets or Pixantrone Assets, then all consideration paid for or in connection with such transaction shall be allocated among the applicable assets based on the fair market value thereof for purposes of determining payments due to Novartis hereunder arising out of such transaction. Cell Therapeutics shall include such allocation and an explanation in reasonable detail as to the basis therefor (the “Proposed Allocation”) in the Transaction Notice with respect to such transaction together with a certification from its chief executive officer or chief financial officer that such allocation has been determined in good faith and in accordance with this Section 3.4.1.

3.4.2 Dispute Notice. Cell Therapeutics shall permit Novartis and its representatives to review documents and other information of Cell Therapeutics or its Affiliates relating to the Proposed Allocations which documents and other information may be redacted to delete such Confidential Information as Cell Therapeutics shall reasonably determine to be unnecessary to enable Novartis to review for purposes thereof, and, at Novartis’ written request, shall provide Novartis and its representatives with copies of any such documents or other information, as so redacted, for such purpose. Unless Novartis disputes the calculations or amounts with respect to the Proposed Allocation in writing (a “Dispute Notice”) within sixty (60) days following receipt of the applicable Transaction Notice, subject to Cell Therapeutics having complied with its obligations pursuant to this Section 3.4.2, the Proposed Allocation shall become final and binding. Notwithstanding the foregoing, if any of such documents or other information is redacted as provided above, at the request of Novartis, an unredacted copy of such documents and other information shall promptly be provided by Cell Therapeutics to outside counsel or an independent accounting firm designated by Novartis and which is bound by confidentiality obligations at least equivalent to those provided herein in order to confirm compliance with this Agreement and such counsel or firm shall be entitled to disclose solely those portions of the redacted documents and other information to Novartis that it reasonably determines are relevant to determining compliance with this Agreement.

3.4.3 Dispute Resolution. If Novartis provides a Dispute Notice within sixty (60) days following receipt of the applicable Transaction Notice, Cell Therapeutics and Novartis shall attempt in good faith to resolve such dispute promptly, but in any event within thirty (30) days after delivery of the Dispute Notice. If Cell Therapeutics and Novartis are unable to resolve the dispute within such thirty (30)- day period, Novartis shall select an internationally recognized public accounting firm (the “Accounting Firm”), subject to the consent of Cell Therapeutics (such consent not to be unreasonably withheld), to promptly resolve any remaining disagreements and determine the allocation in accordance with Section 3.4.1. The Accounting Firm shall be instructed to investigate only those items which are in dispute. Novartis and Cell Therapeutics will each furnish to the Accounting Firm such work papers and other documents and information relating to the disputed items and amounts and answer questions, as the Accounting Firm may reasonably request. Neither Novartis nor Cell Therapeutics shall have any ex parte communications or meetings with the Accounting Firm without the prior written consent of the other. Novartis and Cell Therapeutics shall instruct the Accounting Firm to render its determination as to the proper allocation of value (the “Final Allocation”) within thirty (30) days following the referral of such matter thereto, and the determination of the Accounting Firm shall be final and binding upon the Parties. In the event that the Final Allocation results in any adjustment to the amount of any payment previously made pursuant to Section 3.1.1 or 3.1.2, a payment necessary to reflect such adjustment shall be made by the applicable Party to the other Party within ten (10) days of the determination of the Final Allocation.

3.4.4 Fees and Expenses. The fees and expenses of the Accounting Firm shall be borne by Novartis; provided, however, that if any amount payable to Novartis pursuant to Section 3.1.1 or 3.1.2 increases by more than ** based on the Final Allocation from the amount that would have been payable based on the Proposed Allocation, Cell Therapeutics shall pay **.

3.5 Payment Terms. Payments to Novartis hereunder shall be made by electronic wire transfer of immediately available funds to an account of Novartis or one of its Affiliates, as designated in writing by Novartis to Cell Therapeutics.

3.6 Audits.

3.6.1 Cell Therapeutics shall, and shall cause the Cell Therapeutics Entities to keep complete, true and accurate books and records in accordance with Cell Therapeutics’ Accounting Standards, in sufficient detail for Novartis to determine the payments due under this Agreement, for at least three (3) years following the end of the fiscal year to which they pertain.

3.6.2 Novartis shall have the right to appoint an independent, internationally recognized accounting firm (“Auditor”) to audit the relevant records of the Cell Therapeutics Entities to confirm any amounts payable pursuant to Section 3.1, Net Sales, royalties, and any other amounts payable hereunder for a period covering not more than the preceding two (2) fiscal years; provided, however, that the Auditor is reasonably acceptable to Cell Therapeutics and before beginning its audit, executes an undertaking reasonably acceptable to Cell Therapeutics by which the Auditor shall keep confidential all information reviewed during such audit.

3.6.3 Cell Therapeutics shall make its relevant records (and those of the Cell Therapeutics Entities, as applicable) available for inspection by Novartis during regular business hours at the facility(ies) of the Cell Therapeutics Entities where such records are customarily kept, upon reasonable notice from Novartis solely to verify the accuracy of the reports given and payments due hereunder. Such audit right may only be exercised once per Calendar Year by Novartis and only once with respect to records covering any specific fiscal year.

3.6.4 Novartis shall bear the full cost of such audit, unless it discloses an underpayment of the payments audited of more than ** of the amounts due over the audited period, in which case, **. Cell Therapeutics shall promptly remit to Novartis the amount of any underpayment of milestones, royalties, and any other payments due hereunder, including reimbursement, if applicable pursuant to this Section 3.6.4, of the cost of the audit.

3.7 Tax Matters. The Parties shall use all reasonable and legal efforts to eliminate or minimize tax withholding, to the extent permitted by applicable law, on payments made pursuant to this Agreement. Each Party agrees to cooperate in good faith to provide the other Party with such documents and certifications as are reasonably necessary to enable such other Party to minimize any withholding tax obligations and/or liabilities. The Parties will reasonably cooperate in providing one another with documentation of the payment of any withholding taxes paid pursuant to this Section 3.7 and in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment. If Cell Therapeutics is required to make any deduction or withholding from payments due to Novartis, Cell Therapeutics will (i) promptly notify Novartis of such requirement, (ii) pay to the relevant authorities on Novartis’s behalf the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Novartis, and (iii) promptly forward to Novartis an official receipt (or certified copy) or other documentation reasonably acceptable to Novartis evidencing such payment to such authorities. In the event that Novartis instructs Cell Therapeutics not to withhold tax for any payment, Novartis shall indemnify Cell Therapeutics if the Internal Revenue Service or other relevant authority takes the position that the withholding tax is required.

3.8 United States Dollars. All dollar ($) amounts specified in this Agreement are USD amounts. All payments shall be made in USD.

3.9 Currency Exchange. When conversion of payments from any foreign currency is required to be undertaken by Cell Therapeutics, the USD equivalent shall be calculated using Cell Therapeutics’ then-current standard exchange rate methodology applied in its external reporting for the conversion of foreign currency sales into USD, which methodology shall be in accordance with the Accounting Standards.

3.10 Certain Payment Procedures. Either Party may designate an Affiliate thereof as the recipient of any amounts payable hereunder to such Party. If at any time legal restrictions in any country prevent the prompt remittance of any payments due pursuant to this Agreement, the paying Party shall have the right and option to make such payments by depositing the amount thereof in local currency to the receiving Party’s account in a bank or depository in such country designated by the receiving Party, or, if none is designated by the receiving Party within thirty (30) days, in a recognized banking institution selected by the paying Party, its Affiliates, licensees or sublicensees, as the case may be, and identified in a written notice given to the receiving Party.

3.11 Late Payments. Cell Therapeutics shall pay interest to Novartis on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of ** per month or the highest rate permitted by applicable law, compounded monthly, calculated on the number of days such payments are paid after the date such payments are due.

3.12 No Set-Off. No Person shall have the right to set off any amount to which Novartis is entitled under this Agreement against any payment such Person is required to make under this Agreement or under any other agreement.

ARTICLE 4

Intentionally Omitted.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties by Each Party. Each Party represents and warrants to the other as of the Effective Date that:

5.1.1 it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

5.1.2 it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

5.1.3 this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by Bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity);

5.1.4 all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and

5.1.5 the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party; or (iii) violate any law.

5.2 Disclaimer of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 5.1, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

ARTICLE 6

CONFIDENTIALITY

6.1 Duty of Confidence. Subject to the other provisions of this Section 6, all Confidential Information disclosed by a Party or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party. The recipient Party may only use the Confidential Information for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement. Subject to the other provisions of this Section 7, each Party shall hold as confidential such Confidential Information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information.

6.2 Subject to the other provisions of this Section 6, a recipient Party may only disclose Confidential Information of the other Party to employees, agents, contractors, consultants and advisers of the Party and its Affiliates and sublicensees and to Third Parties to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided, that such Persons are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

6.3 Exceptions. The obligations under this Section shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

6.3.1 is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

6.3.2 was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party or its Affiliate;

6.3.3 is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Person who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

6.3.4 is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.

6.4 Authorized Disclosures.

6.4.1 In addition to disclosures allowed under Section 6.2, the recipient Party may disclose Confidential Information belonging to the disclosing Party to the extent such disclosure is necessary in the following instances: (i) prosecuting or defending litigation as permitted by this Agreement or the Surviving Provisions, (ii) complying with applicable court orders or governmental regulations; or (iii) to the extent otherwise necessary or appropriate in connection with exercising the rights granted to it hereunder.

6.4.2 In the event the recipient Party is required to disclose Confidential Information of the disclosing Party by law or in connection with bona fide legal process, such disclosure shall not be a breach of this Agreement; provided, that the recipient Party (i) informs the disclosing Party as soon as reasonably practicable of the required disclosure, (ii) limits the disclosure to the required purpose, and (iii) at the disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure.

ARTICLE 7

PUBLICITY

7.1 Publicity.

7.1.1 Each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence or terms and conditions of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, provided however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to law or governmental regulation or pursuant to the rules of any recognized stock exchange or quotation system. Notwithstanding the foregoing, following execution of this Agreement the Parties hereby agree that Cell Therapeutics may issue the press release attached hereto as Exhibit B.

7.1.2 In the event of a disclosure required by law, governmental regulation or the rules of any recognized stock exchange or quotation system disclosing terms or conditions of this Agreement beyond that which is contained in the press release attached hereto as Exhibit B, the Parties shall coordinate with each other with respect to the timing, form and content of such required disclosure to the extent practicable under the circumstances, and, if so requested by the other Party, the Party subject to such obligation shall use commercially reasonable efforts to obtain an order protecting to the maximum extent possible the confidentiality of such provisions of this Agreement as reasonably requested by the other Party. If the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum required, as determined by the disclosing Party in consultation with its legal counsel. Without limiting the foregoing, each Party shall consult with the other Party on the provisions of this Agreement, together with exhibits or other attachments attached hereto, to be redacted in any filings made by Cell Therapeutics and/or Novartis with the Securities and Exchange Commission or as otherwise required by law.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification by Cell Therapeutics. Cell Therapeutics shall (and shall cause each Cell Therapeutics Entity to) indemnify and hold Novartis and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns, harmless from and against any Claims against Novartis or any of the foregoing persons arising or resulting from:

8.1.1 Cell Therapeutics Entities’ Development, manufacture or Commercialization of Opaxio or Pixantrone; or

8.1.2 the breach of any of the covenants, warranties and representations made by Cell Therapeutics to Novartis under this Agreement.

Cell Therapeutics shall only be obliged to so indemnify and hold Novartis harmless to the extent that such Claims do not arise from the breach of this Agreement, negligence or willful misconduct of Novartis.

8.2 Indemnification by Novartis. Novartis shall indemnify and hold Cell Therapeutics and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns, harmless from and against any Claims against Cell Therapeutics or any of the foregoing persons arising or resulting from:

8.2.1 the breach of any of the covenants, warranties and representations made by Novartis to Cell Therapeutics under this Agreement.

Novartis shall only be obliged to so indemnify and hold Cell Therapeutics harmless to the extent that such Claims do not arise from the breach of this Agreement, negligence or willful misconduct of Cell Therapeutics.

8.3 Indemnification Procedure.

8.3.1 A Party hereto or any of its Affiliates seeking indemnification hereunder (“Indemnified Party”) shall notify the other Party (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any claim or allegation by a Third Party (“Third Party Claim”) in respect of which the Indemnified Party intends to base a claim for indemnification hereunder, but the failure or delay so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Third Party Claim is adversely affected thereby.

8.3.2 Subject to the provisions of Sections 8.3.4 and 8.3.5 below, the Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within thirty (30) days after receipt of the notice from the Indemnified Party of any Third Party Claim to assume the defense and handling of such Third Party Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 8.3.3 below shall govern.

8.3.3 The Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense and handling of such Third Party Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or would involve any admission of wrongdoing on the part of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party, at the request and expense of the Indemnifying Party, and shall be entitled to participate in the defense and handling of such Third Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing, in the event the Indemnifying Party fails to conduct the defense and handling of any Third Party Claim in good faith after having assumed such, then the provisions of Section 8.3.5 below shall govern.

8.3.4 If the Indemnifying Party does not give written notice to the Indemnified Party, within thirty (30) days after receipt of the notice from the Indemnified Party of any Third Party Claim, of the Indemnifying Party’s election to assume the defense and handling of such Third Party Claim, the provisions of Section 8.3.5 below shall govern.

8.3.5 The Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate, provided, however, that the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and shall be entitled to participate in the defense and handling of such Third Party Claim with its own counsel and at its own expense.

8.4 Special, Indirect and Other Losses. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM.

8.5 No Exclusion. Neither Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or sub-contractors.

ARTICLE 9

MISCELLANEOUS

9.1 Entire Agreement of the Parties. This Agreement, together with its Exhibits and the documents to be delivered in connection with this Agreement, and the Surviving Provisions set forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersede all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter. In the event of any conflict between a substantive provision of this Agreement and any Exhibit hereto, the substantive provision of this Agreement shall prevail.

9.2 Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of New York, without giving effect to the conflicts of laws provision thereof. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to the interpretation of this Agreement. Each Party irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement. Each Party agrees to commence any such action, suit or proceeding in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 9.4 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.2. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.3 Successors and Assigns; Assignment. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, Novartis, Cell Therapeutics and their respective successors and permitted assigns; provided, however, that neither Party may transfer or assign any of its rights and obligations hereunder without the prior written consent of the other, such consent not to be unreasonably withheld. Notwithstanding the foregoing, either Party may assign in writing its rights and obligations, in whole or in part, to (i) one or more of its Affiliates upon notice to the other Party, (ii) the successor to or assignee of all or substantially all of the relevant business to which this Agreement relates (or in the case of Cell Therapeutics, to the respective successors or assignees of the Opaxio Assets and the Pixantrone Assets, subject to the other terms, including the payment terms, hereof), or (iii) in the case of Novartis any of its rights to receive payments hereunder, in whole or in part, to any Person. No permitted assignment shall relieve the assignor of liability hereunder. Any attempted assignment in contravention of the foregoing shall be void.

9.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax or email (with written or comparable confirmation of receipt), provided that a copy is sent by an internationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by notice):

If to Cell Therapeutics:

Cell Therapeutics, Inc.
3101 Western Ave.
Suite 600
Seattle, Washington 98121
Attention: Legal Affairs
Fax: **

with a copy to:	O’Melveny & Myers, LLP
Two Embarcadero Center, 28th Floor
San Francisco, CA 94111
Attention: C. Brophy Christensen
Fax: **

If to Novartis:

Novartis International Pharmaceutical Ltd.
131 Front Street
Hamilton HM 12, Bermuda
Attn: Board of Directors

Mailing:

P.O. Box HM 2899

Hamilton HM LX, Bermuda

Fax **

with a copy to:

Novartis Pharma AG

Lichtstrasse 35

Post Office Box 4002

Basel, Switzerland

Attn: Legal Department

Fax: **

and

Novartis Pharma AG

Lichtstrasse 35

Post Office Box 4002

Basel, Switzerland

Attn: Head, Business Development and Licensing

Fax: **

9.5 Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their commercially reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

9.6 Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

9.7 Interpretation. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall be construed to have the same meaning and effect as “and/or.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended, (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (d) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise expressly stated in this Agreement. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.8 Execution in Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission or by electronic delivery in .pdf format shall be deemed to be original signatures.

9.9 Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Cell Therapeutics and Novartis, or to constitute one as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

9.10 Further Assurances. Novartis and Cell Therapeutics hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

9.11 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

9.12 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

9.13 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

[Signature page follows]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

NOVARTIS INTERNATIONAL PHARMACEUTICAL LTD.		CELL THERAPEUTICS, INC.

By:	/s/ H.S. Zivi	By:	/s/ James Bianco

Name:	H.S. Zivi	Name:	James Bianco

Title:	Director	Title:	CEO

By:	/s/ Alison Dyer-Fagundo

Name:	Alison Dyer-Fagundo

Title:	Alternate Director

[Signature Page to Termination Agreement]

Confidential Treatment Requested

Exhibit A

Trademark Assignment

This TRADEMARK ASSIGNMENT dated as of January     , 2014 between Novartis AG (“Assignor”) and Cell Therapeutics, Inc., a corporation organized and existing under the laws of the State of Washington (“Assignee”).

A.	Assignor desires to transfer the trademarks, including registrations and applications therefor, identified in Annex A attached hereto (the “Assigned Trademarks”);

B.	Assignee, desires to acquire Assignor’s interest in and to the Assigned Trademarks; and

C.	Assignor makes this assignment pursuant to that certain Termination Agreement (the “Termination Agreement”), dated as of January , 2014, by and between Novartis International Pharmaceutical Ltd., a limited company organized and existing under the laws of Bermuda and an affiliate of Assignor, and Assignee.

NOW, THEREFORE, for good and valuable consideration stated in the Termination Agreement the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.	Assignor does hereby sell, transfer, convey and assign unto Assignee Assignor’s entire right, title and interest in and to the Assigned Trademarks, including without limitation the right to apply for trademark registration and the right to renew the trademark registrations and any trademark registrations which shall issue from the applications included in the Assigned Trademarks anywhere in the world, and all convention and treaty rights based on the Assigned Trademarks, to be held and enjoyed by Assignee for its own use and benefit and for the use and benefit of its successors, assigns and legal representatives, to be used fully and entirely as said rights would have been held and enjoyed by Assignor had this assignment and sale not been made, together with any claims for damages by reason of past infringement of said Assigned Trademarks with the right to sue and collect the same for its own use or for the use of its successors, assigns or other legal representatives.

2.	In the event a transfer of trademark rights is not possible or suitable, Assignor will upon request of Assignee take any reasonable action necessary to allow Assignee to file for Assigned Trademarks in its or its affiliates’ own name; provided, that such filing shall be at Assignee’s sole cost and expense.

3.	Assignor hereby authorizes empowered officials of the United States Patent and Trademark Office and similar trademark offices all over the world to transfer all registrations and applications for said Assigned Trademarks to Assignee as assignee of the entire right, title and interest therein or otherwise as Assignee may direct, in accordance with this instrument of assignment, and to issue to Assignee all registrations which may issue with respect to any applications for said Assigned Trademarks.

4.	NOVARTIS MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ASSIGNED TRADEMARKS, INCLUDING WITH RESPECT TO THE VALIDITY, SUBSISTENCE OR ENFORCEABILITY THEREOF.

IN WITNESS WHEREOF, each party has caused its proper officer to execute this TRADEMARK ASSIGNMENT.

NOVARTIS AG

By:

Name:

Title:

Sworn to me this day of 2013

Notary Public

By:

Name:

Title:

Sworn to me this day of 2013

Notary Public

CELL THERAPEUTICS, INC.

By:

Name:

Title:

Sworn to me this day of 2013

Notary Public

Annex A

Trademark	Country	Application / Registration Number	Next Renewal Due	Current Status
OPAXIO	Argentina	2292593	04 Jun 2019	Registered
OPAXIO	Australia	1244231	06 Mar 2018	Registered
OPAXIO	Bolivia	119832C	29 Jul 2019	Registered
OPAXIO	Brazil	829752455	21 Aug 2022	Registered
OPAXIO	Canada	1397784		Filed
OPAXIO	Chile	844252	17 Mar 2019	Registered
OPAXIO	China	6764728	20 May 2020	Registered
OPAXIO	Colombia	374201	27 Feb 2019	Registered
OPAXIO	European Union	6518617	14 Dec 2017	Registered
OPAXIO	Hong Kong	301130660	02 Jun 2018	Registered
OPAXIO	Iceland	793/2008	01 Aug 2018	Registered
OPAXIO	Israel	212159	03 Jun 2018	Registered
OPAXIO	Japan	5206058	20-Feb-2019	Registered
OPAXIO	Mexico	1058522	03 Jun 2018	Registered
OPAXIO	Norway	247807	25 Sep 2018	Registered
OPAXIO	Paraguay	320479/2009	30 Apr 2019	Registered
OPAXIO	Peru	145596	28 Nov 2018	Registered
OPAXIO	South Africa	2008/12595	03 Jun 2018	Filed
OPAXIO	South Korea / Republic of Korea	785943	15 Apr 2019	Registered
OPAXIO	Switzerland	579569	03 Jun 2018	Registered
OPAXIO	Taiwan	1345996	15 Jan 2019	Registered
OPAXIO	Uruguay	39261		Filed
OPAXIO	Venezuela	2010/010188		Filed

Confidential Treatment Requested

Exhibit B

Press Release

Cell Therapeutics Reaches Agreement to Reacquire Rights to Two Anti-Cancer Compounds

SEATTLE, [Date XX], 2013–Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) today announced that it has reached an agreement with Novartis to reacquire rights to two anti-cancer compounds — pixantrone (PIXUVRI®) and paclitaxel poliglumex (OpaxioTM). Under the terms of the previous agreement, CTI has been responsible for development and commercialization activities and expenses for both compounds to date. Upon the effective date of termination, CTI will regain all rights that had been granted to Novartis. In exchange for Novartis’ agreement to return such rights to CTI, CTI has agreed to make certain potential payments to Novartis based on sales of Opaxio and PIXUVRI and on any sublicense and certain other amounts payable to CTI.

“We are pleased that Novartis and CTI were able to reach a mutually beneficial agreement regarding rights to PIXUVRI and Opaxio,” stated James A. Bianco, M.D., CTI’s President and CEO. “Regaining full rights to these two anti-cancer agents — one currently marketed in Europe and the other completing late-stage development — provides us with the flexibility to manage these assets within the context of our overall product portfolio strategy. PIXUVRI is a first-in-class aza-anthracenedione with unique structural and physiochemical properties and the first approved therapy in the European Union for the treatment of patients with multiply relapsed or refractory aggressive B-cell non-Hodgkin lymphoma. Opaxio is completing Phase 3 development as maintenance therapy in patients with ovarian cancer and is also being studied in Phase 2 trials for patients with malignant brain cancer. We believe these drugs could have an important impact in the treatment of patients with cancer.”

About PIXUVRI

PIXUVRI® (pixantrone) is a novel aza-anthracenedione with unique structural and physiochemical properties. Unlike related compounds, PIXUVRI forms stable DNA adducts and in preclinical models has superior anti-lymphoma activity compared to related compounds. PIXUVRI was structurally designed so that it cannot bind iron and perpetuate oxygen radical production or form a long-lived hydroxyl metabolite — both of which are the putative mechanisms for anthracycline induced acute and chronic cardiotoxicity. These novel pharmacologic properties allow PIXUVRI to be administered to patients with near maximal lifetime exposure to anthracyclines without unacceptable rates of cardiotoxicity.

In May 2012, the European Commission (EC) granted conditional marketing authorization for PIXUVRI as a monotherapy for the treatment of adult patients with multiply relapsed or refractory aggressive NHL. The benefit of PIXUVRI treatment has not been established in patients when used as fifth line or greater chemotherapy in patients who are refractory to last therapy. The Summary of Product Characteristics (SmPC) has the full prescribing information, including the safety and efficacy profile of PIXUVRI in the approved indication. The SmPC is available at www.pixuvri.eu.

CTI is currently accruing patients into a Phase 3 trial comparing PIXUVRI and rituximab with gemcitabine and rituximab in the setting of aggressive B-cell NHL. PIXUVRI does not have marketing approval in the United States.

About Opaxio

Opaxio™ (paclitaxel poliglumex) is an investigational, biologically-enhanced chemotherapeutic that links paclitaxel, the active ingredient in Taxol®, to a biodegradable polyglutamate polymer, which results in a new chemical entity. When bound to the polymer, paclitaxel is inactive, potentially sparing normal tissue’s exposure to high levels of paclitaxel and its associated toxicities. Blood vessels in tumor tissue, unlike blood vessels in normal tissue, are porous to macromolecules such as Opaxio. Based on preclinical studies, it appears that Opaxio is preferentially distributed to tumors due to their leaky blood vessels and trapped in the tumor bed, thereby allowing significantly more of the dose of chemotherapy to localize in the tumor than with standard paclitaxel. Once inside the tumor cell, enzymes metabolize the protein polymer, releasing active paclitaxel. Unlike standard radiosensitizing agents, Opaxio appears tumor selective and does not appear to enhance radiation toxicity to normal tissues.

About Cell Therapeutics, Inc.

CTI (NASDAQ and MTA: CTIC) is a biopharmaceutical company committed to the development and commercialization of an integrated portfolio of oncology products aimed at making cancer more treatable. CTI is headquartered in Seattle, WA. For additional information and to sign up for email alerts and get RSS feeds, please visit www.CellTherapeutics.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Such statements include, but are not limited to, statements regarding CTI’s expectations with respect to the development of the Company and its product and product candidate portfolio, the anticipated benefits and strategic flexibility expected to result from CTI having regained the rights described herein, that PIXURI and Opaxio could have an important impact in the treatment of patients with cancer, that Opaxio may be preferentially distributed to tumors due to their leaky blood vessels and trapped in the tumor bed, thereby allowing significantly more of the dose of chemotherapy to localize in the tumor than with standard paclitaxel, and that Opaxio may be tumor selective and may not enhance radiation toxicity to normal tissues. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks that PIXUVRI may fail to prove safe and effective for the treatment of relapsed or refractory NHL and/or other tumors; that results in future studies or actual results of PIXUVRI may differ from the results of past studies; that CTI may not be able complete a post-marketing study aimed at confirming the clinical benefit observed in the PIX301 trial; that the conditional marketing authorization for PIXUVRI may not be renewed; that CTI may not obtain favorable reimbursement or pricing determinations for PIXUVRI in certain markets in the E.U. as planned, and risks associated with the biopharmaceutical industry in general and with CTI and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that CTI may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities, that CTI may experience delays in the commencement of preclinical and clinical studies, risks related to the costs of developing, producing and selling PIXUVRI, Opaxio, and CTI’s other product candidates, and other risks, including, without limitation, competitive factors, technological developments, that CTI’s operating expenses continue to exceed its net revenues, that CTI may not be able to sustain its current cost controls or further reduce its operating expenses, that CTI may not achieve previously announced goals and objectives as or when projected, that CTI’s average net operating burn rate may increase, that CTI will continue to need to raise capital to fund its operating expenses, but may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in CTI’s most recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

PIXUVRI is a registered trademark and Opaxio is a trademark of Cell Therapeutics, Inc. All other trademarks are the property of their respective owners.

Source: Cell Therapeutics, Inc.

# # #

Contacts:

Monique Greer

+1 206-272-4343

mgreer@ctiseattle.com

Ed Bell

+1 206-282-7100

ebell@ctiseattle.com

In Europe:

CTI Life Sciences Limited, Milan Branch

Laura Villa

+39 02 89659706

lvilla@cti-lifesciences.com

CTI_EUInvestors@CTI-Lifesciences.com

Schedule I

Original Agreement

[Attached Hereto]

[The Original Agreement has been omitted, as material portions thereof have been previously filed with the Securities and Exchange Commission as Exhibit 10.1 to Cell Therapeutics’ Current Report on Form 8-K filed on September 18, 2006, and is incorporated herein by reference.]